Exhibit 10.2


                               Dental Cooperative

                          Management Services Agreement


         This Management Services Agreement (the "Agreement") is effective on the date specified in Section 7.12, by and among DENTAL COOPERATIVE, INC., a Utah corporation ("Dental Cooperative" or "Cooperative"); the Provider; and those natural persons, if any, who own Provider ("Dentist(s)"), all as specified on the signature page. THIS AGREEMENT SUPERCEDES ANY AND ALL PRE-EXISTING AGREEMENTS OR UNDERSTANDINGS AMONG THE PARTIES, WHETHER IN WRITING OR OTHERWISE. ANY SEPARATE WRITING PURPORTING TO ALTER THE UNDERSTANDINGS SET FORTH BELOW OR EXEMPT A PROVIDER FROM ANY OF THE UNDERSTANDINGS BELOW MUST BE IN WRITING AND REFERENCE EXPLICITLY THE INTENT TO MODIFY THIS AGREEMENT.

                                    RECITALS

         WHEREAS, Dental Cooperative has contemporaneously entered into an Affiliate Member Practice Purchase Agreement (the "Member Agreement") whereby Dental Cooperative is acquiring the Dental Practice.

         WHEREAS, payment for the Dental Practice will occur over a five (5) year period.

         WHEREAS, during this five (5) year period, Dr. Clegg will be the Provider to independently manage and maintain the Dental Practice, for which a percent of the Margin relating to the operating of the Dental Practice will be paid to Dentist(s) and a percent of the Margin will be retained by Dental Cooperative, all as further described below.

         NOW, THEREFORE, in consideration of the mutual conditions, representations and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.1 Definitions. For purposes of this Agreement and each of the Operative Documents (unless otherwise defined herein or therein), the following terms shall have the following meanings:

         "Base Collections" means an amount selected by Provider that is not greater than the actual Collections of the Dental Practice for a particular consecutive twelve (12) month period within the last twenty-four (24) months that is agreed with Dental Cooperative and is set forth on the Signature Page hereof (the "Base Collections Period"). Notwithstanding this definition appears in this Agreement as of this date and applies to Provider, Dental Cooperative reserves the right to amend this definition in connection with any Agreement with any other Provider, including a successor to the Provider covered by this Agreement.

         "Closing" and "Closing Date" have the respective meanings set forth in the Member Agreement.

         "Collections" means the gross revenues of the Dental Practice arising from the sale of any and all services and/or products in a given period accounted for on a cash basis, representing amounts paid by patients or by insurers or their representatives for services or products and any other revenue of the Dental Practice. Collections includes, but is not limited to, funds received from the collection of accounts receivable after the effective date of this Agreement, but which accounts receivable existed prior to the effective date hereof.

         "Confidential Information" has the meaning set forth in Section 7.1.

         "Dental Cooperative Margin Allocation" means an amount, calculated each calendar month, that is equal to fifteen percent (15%) of the Margin less two thousand two hundred sixty-three dollars ($2,263) per month; provided, however, that in no event will this be an amount that is less than six percent (6%) of Base Collections less two thousand two hundred sixty-three dollars ($2,263) per month.

         "Dental Office" means the location or facility specified on the Signature Page (or in an attachment thereto) from which the Provider provides Dental Services. This term will include, if applicable, mobile facilities.

         "DPCA" means Dental Patient Care America, Inc., a Utah corporation, which currently owns all of the issued and outstanding stock of Dental Cooperative.

         "Dental Practice" means the business of providing Dental Services at the Dental Office and all tangible and intangible assets of that business, including but not limited to cash on hand and accounts receivable, and all licenses and leaseholds needed for the conduct of such business.

         "Dental Professional" means any licensed dental professional working at a Dental Practice, whether an independent contractor or employee, including any dentist, dental hygienist, anesthetist and other such position for which licensure is required by law, who is employed or otherwise retained by the Provider to provide Dental Services to patients.

         "Dental Services" means all dental and related health care services, and the sale of related dental products, including without limitation, examination, diagnosis, preventive care, restoration, surgery and other therapy.

         "Dentist(s)" has the meaning noted in the introduction to this Agreement.

         "Dentist's Margin Allocation" shall mean an amount calculated each calendar month that is equal to the monthly Margin less the amount of the Dental Cooperative Margin Allocation for the calendar month in question.

         "Historic Collections" means an amount selected by Provider that is equal to actual highest level of Collections of the Dental Practice for a particular consecutive twelve (12) month period within the last twenty-four (24) months that is agreed with Dental Cooperative and is set forth on the Signature Page hereof.

         "Indemnified Party" and "Indemnifying Party" have the meanings set forth in Section 7.2(c).

         "Loan" means the loan that was arranged for by Dental Cooperative and the proceeds of which were used as payment towards the purchase price of the Dental Practice. .

         "Margin" means the provider's cash Collections less operating expenses (excluding compensation to Provider or other Dentist(s)) using Dental Cooperative's method of accounting (which must be in accordance with GAAP for cash accounting) that is consistently applied.

         "Market Price" means, as of a specific date, the average of the last reported sale prices for the last fifteen trading days as officially reported by the principal securities exchange on which DPCA's common stock is listed or admitted to trading during said period, or, if DPCA's common stock is not listed or admitted to trading on any national securities exchange during said period, the average closing bid price of the common stock on the Nasdaq Stock Market System or reported on the NASD's OTC Bulletin Board or the Pink Sheets or, if DPCA's common stock is not quoted on Nasdaq, the OTC Bulletin Board or the Pink Sheets, as determined in good faith by resolution of the board of directors of the DPCA, based on the best information available to it.

         "Material Adverse Change" means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Dental Practice (regardless of whether or not such adverse effect or changes can be or has been cured at any time or whether Dental Cooperative has knowledge of such effect or changes on the date hereof or at any time hereafter), including any adverse changes, event, development, or effect arising from or relating to the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

         "Member Agreement" Is defined in the recitals.

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         "Minimum Margin" means a Margin not less than forty percent of
Collections during monthly and annual accounting periods.

         "Operative Document" means each of this Agreement, and every other document or certificate to be executed and delivered between or among the parties in connection with the transactions described herein and in the Member Agreement.

         "Professional Standards Committee" is an advisory committee that is appointed by Dental Cooperative's board of directors.

         "Provider" has the meaning noted in the introduction to this Agreement.

         "State" means the jurisdiction(s) in which Dentist(s) is licensed to provide Dental Services.

         Except as otherwise explicitly stated, all financial information referenced in the above definitions shall be provided or determined, as applicable, using a cash basis of accounting.

                                    ARTICLE 2
                       MEMBER SERVICES; MARGIN ALLOCATION

         Section 2.1 As a member of the Cooperative, Provider is entitled to participate, at Provider's sole discretion, in all member services offered by the Cooperative to members in good standing. Member services may include:

                  (a) group marketing services such as, but not limited to: group contracts, dental plans, direct marketing, referral, media and credit services;

                  (b) opportunities to participate in centralized dental supplies and equipment, lab services and other purchasing programs;

                  (c) quality assurance and continuing education programs;

                  (d) opportunities to participate in group insurance pools for health, disability, death and other applicable insurance; and

                  (e) opportunities to participate in group incentive and bonus programs.

         Dental Cooperative reserves the right to change, modify or terminate any or all of the member services at any time upon 30 days prior written notice to Dentist.

         Section 2.2 Margin Allocation. In consideration for Provider's services in managing the Dental Practice and the provision of dental services to the practice's customers, Provider will retain the Dentist's Margin Allocation each calendar month during the term of this Agreement which amount shall be paid to Dentist(s). The remaining portion of the monthly Margin shall be transferred to Dental Cooperative as payment of the Dental Cooperative Margin Allocation in the manner agreed under Section 2.3. Notwithstanding the foregoing, under no circumstances shall the monthly amount transferred by Provider to Dental Cooperative pursuant to this Section 2.2 be calculated at a Margin amount that is less than the Minimum Margin.

         At the end of each calendar quarter, Dental Cooperative will compare actual Collections during the just concluded three (3) month period compared to actual Dental Cooperative Margin Allocation and other amounts transferred. If the total amount of Dental Cooperative Margin Allocation and other amounts transferred to Dental Cooperative in the just concluded quarter is less than the Dental Cooperative Margin Allocations, as may be adjusted as per the prior paragraph, an adjustment payment from Provider will be due by the 15th of the month following the end of the quarter in question. If the total of Dental Cooperative Margin Allocation, as may be adjusted as per the prior paragraph, transferred to Dental Cooperative in the just concluded calendar quarter is more

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than as agreed for the same quarter, Dental Cooperative shall account for the adjustment by applying a credit to the next quarter's Dental Cooperative Margin Allocation, as may be adjusted as per the prior paragraph.

         A 5% late fee shall be assessed for any Dental Cooperative Margin Allocation, as may be adjusted as per the first paragraph of this Section 2.2, that is not transferred within twenty (20) days of the due date. In addition, any Dental Cooperative Margin Allocation, as may be adjusted as per the first paragraph of this Section 2.2, amount that is unpaid for more than thirty (30) days after its due date shall bear interest at the rate of 15% per annum.

         Section 2.3 Transfer of Retained Dental Cooperative Margin Allocation. Provider shall make necessary arrangements with Dental Cooperative and that are reasonably acceptable to Dental Cooperative to institute an automatic transfer mechanism to transfer the monthly Dental Cooperative Margin Allocation and other amounts payable by Provider to Dental Cooperative, if any, for the immediately prior month from Provider's bank account to Dental Cooperative on or before the twentieth (20th) day of each month unless otherwise expressly agreed with Dental Cooperative.

         Section 2.4 The Operative Documents. Concurrently with the execution of this Agreement, the Provider, Dental Cooperative and the Dentist(s) agree to and will execute the Operative Documents. Each of the Operative Documents is an integral part of the agreement described herein, and the effectiveness of each Operative Document is a condition to the effectiveness of this Agreement and the other Operative Documents.

                                    ARTICLE 3
                          PROFIT-SHARING OPPORTUNITIES

         Dental Cooperative may create one or more incentive profit sharing programs from time to time, which will provide for profit sharing payments to its members and bonus payments for significant contributions to the success of the cooperative venture. These plans will be designed, implemented, administered and terminated in the sole discretion of Dental Cooperative.

                                    ARTICLE 4
                    GENERAL DUTIES AND COVENANTS OF PROVIDER
                                 AND DENTIST(S)

         Section 4.1 Dental Services. The Provider shall maintain at all times an adequate staff with such Dental Professionals as may be necessary to carry out the practice of dentistry efficiently on behalf of the Provider and shall provide professional Dental Services to patients in compliance at all times with the ethical standards, laws and regulations applicable to the dental profession.

         Section 4.2 Licensure. The Provider shall ensure that Dentist(s) and each Dental Professional associated with the Dental Practice are duly licensed by the State and in compliance with all applicable federal and local laws. Provider shall promptly provide copies of current licenses of all Dental Professionals at the Pre-Closing and thereafter on an annual basis.

         Section 4.3 Notice of Actions. Provider shall comply with and maintain its good standing under the laws of the State and all applicable federal laws and regulations. Provider shall immediately inform Dental Cooperative in the event that any disciplinary or professional malpractice action is initiated against Provider, Dentist(s) or any Dental Professional associated with the Dental Practice.

         Section 4.4 Active Practice; Exclusive Use of Dental Offices. The Provider shall engage in the practice of dentistry at the Dental Office, whether through the efforts of Dentist(s) or other Dental Professionals, and the Dental Office shall be used exclusively for the practice of dentistry. The Dental Practice conducted at the Dental Office shall be conducted solely by Dentist(s) and other Dental Professionals associated with Provider, and Provider shall not permit any other Dentist(s) or dental professional to use or occupy the Dental Office without the prior written consent of Dental Cooperative.

         Section 4.5 Employment of Dental Professionals. The Provider shall only employ and contract with licensed Dental Professionals who meet applicable State regulatory and licensing guidelines. Prior to Closing, the Provider shall enter

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into an agreement with each Dental Professional consistent with the terms of
Article 4 of this Agreement, and in particular that binds each Dental Professional to covenants not to compete and not to solicit identical to the covenants contained in Article 4 hereof, to become effective upon termination of such Dental Professional's relationship with Provider. Evidence of such agreements shall be provided to Dental Cooperative at or prior to Closing. Provider shall continue to require that such provisions be agreed to in a written agreement with any Dental Professional who is hired by Provider.

         Section 4.6 Insurance.

                  (a) Provider shall maintain comprehensive professional liability insurance on its own behalf and covering all Dentist(s) and Dental Professionals associated with the Dental Office as insureds, with limits of not less than $100,000.00 per claim and $300,000.00 per Dental Professional, and a separate limit for Provider. Provider's written agreement with each Dental Professional (see Section 4.5 above) shall require the Dental Professional to obtain continuing insurance coverage after termination of the Dental Professional's relationship with Provider, if such insurance is on a claims made basis, through the applicable statute of limitations for dental malpractice actions.

                  (b) Provider shall maintain usual and reasonable general commercial liability and property insurance on the assets of the Dental Practice with reputable carriers. Dental Cooperative shall be named as an additional insured or first loss payee on such insurance policies.

                  (c) Provider agrees to cooperate with Dental Cooperative in Dental Cooperative's efforts to obtain and maintain keyman life insurance and disability insurance on Dentist(s) during the term of this Agreement in the amounts that Dental Cooperative deems appropriate. Dental Cooperative shall be named as primary beneficiary of such insurance and Dental Cooperative shall pay the costs of such insurance.

                  (d) Each insurance policy required by this Section shall be with a carrier and in a form reasonably acceptable to Dental Cooperative, including a waiver of subrogation clause in favor of Dental Cooperative. At the Pre-Closing, Provider shall provide Dental Cooperative with certificates evidencing such insurance coverage, and such insurance policies shall prohibit any cancellation, termination or modification of such policies without giving thirty (30) days' prior written notice to Dental Cooperative. Thereafter, Provider shall provide annual updates of such certificates to Dental Cooperative.

         Section 4.7 Medicare/Medicaid Patients. Provider shall not submit a claim to Medicare or Medicaid for any Dental Services provided to a patient who is a Medicare or Medicaid beneficiary without the prior written consent of Dental Cooperative, which consent shall not unreasonably be withheld.

         Section 4.8 Financial Information and Payroll taxes. Provider shall provide the following financial information to Dental Cooperative:

                  (a) On a calendar monthly basis, within fifteen (15) business days after the end of such month, Provider shall provide a report to Dental Cooperative in the form attached hereto in Appendix 1, as may be modified by Dental Cooperative from time to time, setting forth total patient billings, Collection, Margin and other information described in that form.

                  (b) Within twenty (20) days after the end of each calendar quarter and calendar year during the term of this Agreement, Provider will provide financial statements for the immediately prior calendar quarter and year. These financial statements shall consist of a balance sheet, statement of operations, and statement of cash flows. The financial statements shall be prepared according to generally accepted accounting principles (GAAP) utilizing the accrual method of accounting and shall be auditable. Provider will work with Dental Cooperative so that the financial information, together with source documentation, will be available to Dental Cooperative on a timely basis and in an acceptable format for an audit.

                  (c) Provider shall pay all payroll and other employment taxes to the applicable taxing authorities in connection with people working at the Dental Practice and file all payroll related returns on a timely basis. Provider shall maintain payroll related reports detailing all payrolls processed.

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         Section 4.9 Right to Audit; Referral to Professional Standards Board.
Provider hereby grants Dental Cooperative the right to audit or have an authorized representative audit all books and records of Provider, pertaining to Collections, Margins and all other financial and Dental Practice information during normal business hours of the Dental Practice, provided that Dental Cooperative shall not unreasonably interfere with the Dental Practice. Moreover, in the event of a malpractice claim or felony indictment against Dentist(s) or the Provider, Dental Cooperative shall have the right to summon representatives of the Professional Standards Board to audit the professional practices and records of the Provider.

         Section 4.10 Declining Collections.

                  (a) If for any reason Provider's monthly Collections decline below the average monthly Base Collections, Dental Cooperative shall, upon Provider's request, make available consulting services through the Professional Standards Committee (or their designees) to review practice operations and to recommend remedial actions to restore profitability. Provider shall pay the actual cost of such consulting services.

                  (b) Outside professional review of the Dental Practice, at Provider's expense, may be required by Dental Cooperative under either of the following conditions:

                           (i) The amount of Provider's monthly Collections for any month is less than sixty percent (60%) of the average monthly Historic Collections.

                           (ii) The amount of Collections during any consecutive three (3)-month period shall not be less than eighty percent (80%) of three times the average monthly Historic Collections.

                  (c) If, as a result of the outside review provided under (a) or (b), the Professional Standards Committee determines, in its sole discretion, that the declines in Provider's Collections cannot be reasonably remediated, Dental Cooperative may notify Provider that it is in breach of this Agreement, which breach will constitute an event of default under this Agreement and will result in termination of this Agreement and will discharge any future obligation of Dental Cooperative to make payments to Provider hereunder or under the Member Agreement.

Section 4.11 Declining Margins.

                  (a) If for any reason Provider's monthly Margins decline below the Minimum Margin during any monthly period, then Dental Cooperative shall, upon Provider's request, make available consulting services through the Professional Standards Committee (or their designees) to review practice operations and to recommend remedial actions to increase the Margin. Provider shall pay the actual cost of such consulting services.

                  (b) Outside professional review of the Dental Practice, at Provider's expense, may be required by Dental Cooperative under either of the following conditions:

                           (i) The amount of Provider's monthly Margins declines below thirty percent (30%) of Collections during any monthly period.

                           (ii) The amount of Provider's quarterly Margins declines below forty percent (40%) of Collections during any quarterly period.

                  (c) If, as a result of the outside review provided under (a) or (b), the Professional Standards Committee determines, in its sole discretion, that the declines in Provider's Margins cannot be reasonably remediated, Dental Cooperative may notify Provider that it is in breach of this Agreement, which breach will constitute an event of default under this Agreement and will discharge any future obligation of Dental Cooperative to make payments to Provider hereunder or under the Member Agreement.

         Section 4.12 Further Assurances. To give further effect to the transactions described herein, Provider and Dentist(s) shall execute and deliver to Dental Cooperative such additional instruments as may be necessary or advisable.

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         Section 4.13 No Patient Referral Payments; Change in Laws. Nothing in
this Agreement or in the Operative Documents shall be construed as a requirement of patient referrals from Provider to any other Dentist, or as compensation for patient referrals from one Dentist to another. If any governmental agency or court shall issue a ruling or decision that significantly affects the rights or obligations of the parties under this Agreement, either party may give the other party written notice of intent to amend this Agreement to address such change in law. If this Agreement is not so amended within thirty (30) days after such notice, either party may terminate this Agreement by written notice to the other party.

         Section 4.14 Practice of Dentistry. Provider and Dentist(s) will be in control of all aspects of the actual practice of dentistry at the Dental Office and shall be responsible for all patient diagnosis, treatment, therapy, prescription of drugs, and for the creation and maintenance of all dental patient reports and records. If any act or service herein required by the Operative Documents to be performed by Dental Cooperative is construed by a court of competent jurisdiction or by a State licensing authority to constitute the unlawful practice of dentistry, the requirement to perform that act or service by Dental Cooperative shall be deemed waived and unenforceable and shall not constitute a breach or default by Dental Cooperative under any Operative Document.

         Section 4.15 Files and Records.

                  (a) Provider and Dentist(s) shall maintain control over all patient dental records of the Dental Practice in accordance with established professional guidelines and practices. In the event that title to the Dental Practice has passed to Dental Cooperative and Dentist(s) are no longer running the Dental Practice, then Dentist(s) and Provider agree to assign all patient dental records, patient names and addresses and all other files and records relating to the Dental Practice to such Dental Professionals as Dental Cooperative may retain to operate the Dental Practice.

                  (b) Dental Cooperative shall have access to, and the right to create lists of, patients names and addresses (as provided in the last sentence of this Section 4.15), and the right to review and copy all accounting, billing, patient medical records and collection records on the premises of the Dental Office, either physically or through computer access to records that may be maintained at a remote location.

                  (c) Provider shall provide Dental Cooperative with an updated list of the names and addresses of the patients of the Dental Practice within 30 days of a request by Dental Cooperative.

                  (d) Dental Cooperative will be bound by confidentiality agreements concerning patient dental records.

                  (e) Dental Cooperative desires access to patient billing records for quality review purposes and to provide patients with access to other valuable services and products available through Dental Cooperative. Dental Cooperative may use patient names and addresses under three circumstances: (a) as permitted by Provider; (b) if Provider is in default under or breach of this Agreement, and (c) as described in Section 4.15(a).

                  (f) Notwithstanding any other provisions of this Agreement, Dentist(s) and/or Provider shall not disclose to Dental Cooperative any HIPPA protected health information where such disclosure would result in a violation of the HIPPA privacy rules.

         Section 4.16 Capital Expenditures.

                  (a) During the term of this Agreement, Provider shall not enter into any lease, acquire new equipment or make any capital expenditure without the advance written consent of Dental Cooperative, which consent shall not be unreasonably withheld.

                  (b) Provider shall obtain non-disturbance/non-attornment agreements in a form provided by Dental Cooperative from any lessor of equipment or real property.

         Section 4.17 Notice by Dentist(s) of Adverse Financial Condition. Dentist(s) shall promptly provide to Dental Cooperative written notice of any Material Adverse Change in Dentist(s)' financial condition measured against

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Dentist(s)' financial condition as set forth in the most recent financial statements delivered to Dental Cooperative by Provider and/or Dentist(s) pursuant to the terms of this Agreement.

         Section 4.18 Payment of Current Liabilities. Provider shall pay all bills and invoices within 30 days of receipt of the vendor invoice. Notwithstanding the foregoing, Provider may withhold payment of any bill or invoice that Provider believes is in error or otherwise has a bona fide reason to dispute.

         Section 4.19 Additional Liabilities. Provider shall not during the term of this Agreement (i) incur any liabilities that encumber the Dental Practice assets or (ii) incur any liabilities outside the ordinary and normal course of business, without first obtaining the consent of Dental Cooperative, which consent may be withheld in the sole discretion of Dental Cooperative.

         Section 4.20 Illness. Dentist(s) will notify Dental Cooperative immediately if a Dentist learns that a Dentist is suffering from a debilitating or degenerative disease, which illness or condition would, based on known medical probabilities, make performance of Dentist(s)'s obligations under this Agreement difficult or impossible.

         Section 4.21 Catastrophic Occurrences. In the event of an economic or natural condition of such magnitude as to affect all businesses in the geographic area of a Dental Practice, the parties will implement appropriate steps to mitigate the impact of such occurrence on the obligations of both parties under this Agreement.


                                    ARTICLE 5
                                   TERMINATION

         Section 5.1 Term. The term of this Agreement will run until the earlier of (i) the five (5) year anniversary of the effective date, (ii) the date the Member Agreement is terminated if such agreement is terminated prior to the five year anniversary of the effective date of this Agreement, (iii) the date of Dentist's death, or (iv) the date this Agreement is otherwise terminate pursuant to its terms.

         Section 5.2 Effects of Termination.

                  (a) Payment of Amounts Earned. Upon termination of this Agreement, any and all amounts earned by Dental Cooperative to the date of termination will be the property of Dental Cooperative.

                  (b) Advances or Expenses. To the extent Dental Cooperative has advanced any funds or paid any expenses of the Dental Practice as of the date of termination of this Agreement, such amounts will be repaid by Provider, and Dental Cooperative will have a lien on the Dental Practice for the payment of such amounts.


                                    ARTICLE 6
                                 PURCHASE OPTION

         Section 6.1 Purchase Option. At any time during the Term, Provider has the option to purchase the Dental Practice as constituted on the date hereof, but subject to the addition and removal of assets that may occur in the ordinary course of business from and after the date of Closing.

         Section 6.2 Method of Exercise. To exercise the purchase option, Provider shall pay Dental Cooperative a purchase price equal to (i) a number of shares of DPCA common stock equal to the number of shares of DPCA stock that DPCA has previously issued or is obligated to issue in connection with the acquisition of the Dental Practice and (ii) a cash amount equal to one percent of the Collections during the period in which Provider managed the Dental Practice under this Agreement. .

         Section 6.3 Method of Exercise. The Option may be exercised, in whole or in part, by written notice delivered by Provider to Dental Cooperative accompanied by payment to Dental Cooperative of the full purchase price.

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         Section 6.4 Transfer of Dental Practice. Upon proper exercise of the option, Dental Cooperative shall execute a bill of sale and such other documents and agreements as Provider shall reasonably request to memorialize the sale of the Dental Practice to Provider.

                                    ARTICLE 7
                               GENERAL PROVISIONS

         Section 7.1 Confidentiality.

                  (a) Provider Confidential Information. Dental Cooperative shall protect all Confidential Information of the Provider and Dentist(s) that it learns or receives, directly or indirectly, in connection with the transactions or relationships contemplated herein, and shall not use the same for its own benefit or the benefit of others except as contemplated in this Agreement. Dental Cooperative shall not disclose any Confidential Information to anyone other than Provider and Dentist(s) except with the express written consent of Provider and Dentist(s). Notwithstanding the foregoing restrictions, Dental Cooperative may use and disclose any information to the extent required by applicable law or by an order of any court or other governmental authority, but only after Provider and Dentist(s) have been so notified and have had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. Dental Cooperative may also, under agreement of confidentiality, disclose Confidential Information to its counsel, accountants, potential financing sources and others assisting them, to the extent necessary to obtain such assistance.

                  (b) Dental Cooperative Confidential Information. Each of Provider and Dentist(s) shall, and shall cause their respective consultants, advisors, representatives and every entity controlled by them to, keep and maintain in strictest confidence, and shall not use for their benefit or the benefit of others except in connection with the business and affairs of Dental Cooperative, all Confidential Information (as defined below) of Dental Cooperative that Provider and Dentist(s) learn or receive, directly or indirectly, in connection with the transactions or relationships contemplated herein. Each of Provider and Dentist(s) shall not disclose any Confidential Information to anyone outside of Dental Cooperative except with Dental Cooperative's express written consent. Notwithstanding the foregoing restrictions, Provider and Dentist(s) may use and disclose any information to the extent required by applicable law or an order of any court or other governmental authority, but only after Dental Cooperative has been so notified and have had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. Provider and Dentist(s) may also, under agreement of confidentiality, disclose Confidential Information to their respective counsel, accountants, potential financing sources and others assisting them with respect to the transactions contemplated hereby, to the extent necessary to obtain such assistance.

                  (c) Confidential Information Defined. The term "Confidential Information" means (i) all information with respect to (w) Collections, (x) profit or loss figures, (y) customers, clients, suppliers, sources of supply and customer lists, and (z) trade secrets of Dental Cooperative or Provider; (ii) any information relating to the contracts, agreements, business plans, budgets or results of operations, or any other financial information of a party, to the extent such information has not been made available to the public by that party; and (iii) any other information marked or noted to be confidential by the party at the time of disclosure; provided, however, that the term "Confidential Information" shall not include any information (v) that was known to the other party prior to the date hereof; (w) that is or becomes generally known to the public through sources independent of the other party and through no fault of the other party, (x) that is available or becomes available to the other party from a third party who has a right to disclose it to the other party, (y) that is independently developed or acquired by the other party without reliance in any way upon the disclosing party's Confidential Information, or (z) any information that is required to be disclosed by Dental Cooperative or its affiliates through filings or other disclosures pursuant to applicable statutes or regulations or by interpretations of such promulgated by the Securities and Exchange Commission.

         Section 7.2 Indemnification.

                  (a) By Provider and Dentist(s). Provider and Dentist(s), jointly and severally and in solido, shall indemnify, defend and hold Dental Cooperative, its directors, officers, employees and representatives harmless from and against any losses, liabilities, damages, costs (including without limitation, court costs) and expenses (including without limitation, reasonably attorneys' fees) that Dental Cooperative incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Provider or Dentist under this Agreement, and (ii) any breach by Provider or Dentist(s) of, or any failure by Provider or Dentist(s) to perform, any covenant or agreement required to be performed by Provider or Dentist(s) under this Agreement.

                  (b) By Dental Cooperative. Dental Cooperative shall indemnify, defend and hold Provider, its directors, officers, employees and representatives, including Dentist(s), harmless from and against any losses, liabilities, damages, costs (including without limitation, court costs) and expenses (including without limitation, reasonably attorneys' fees) that Provider or Dentist(s) incur as a result of, or with respect to (i) any misrepresentation or breach of warranty by Dental Cooperative under this Agreement, and (ii) any breach by Dental Cooperative of, or any failure by Dental Cooperative to perform, any covenant or agreement required to be performed by Dental Cooperative under this Agreement.

                  (c) Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section (the "Indemnified Party") that would give rise to a claim under this Section, the Indemnified Party shall notify the person giving the indemnity ("Indemnifying Party") in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying party shall have the right to defend a claim and control the defense, settlement and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after notice of such claim, fails to defend such claim, the Indemnifying Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, comprise or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party.

         Section 7.3 General Construction Principles. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

         Section 7.4 Binding Effect. This Agreement is binding on and will inure to the benefit of the parties and their respective successors and assigns.

         Section 7.5 Notices. Any notices, payment, demand or communication required or permitted to be given to any party by any provision of this Agreement shall be in writing and sent by hand delivery or overnight courier to the following addresses or to replacement addresses provided by notice under this Section 7.5. Any such notice shall be deemed to be delivered, given and received as of the date it is delivered into the hands of the agent who will effect delivery.

                  (a) Notices to Dental Cooperative: Attention President 2150 South 1300 East, Suite 500 Salt Lake City, Utah 84106

                  (b)      Notices to Provider
                           [address provided on Signature Page]

                  (c)      Notices to Dentist(s)
                           [address provided on Signature Page]

         Section 7.6 Further Assurances. Each party hereto agrees to perform such further acts, and to execute, acknowledge and deliver such documents, as may be reasonably necessary, appropriate or desirable to carry out the provisions and intent of this Agreement and the other Operative Documents.

         Section 7.7 Governing Law. The internal laws of Utah (without reference to the conflict of law principles thereof) shall govern the validity of this Agreement and the construction of its terms.

         Section 7.8 Dispute Resolution. Any dispute arising under this Agreement that cannot be resolved between the parties shall be submitted to binding under the auspices of the American Arbitration Association with venue of the arbitration in Salt Lake City, Utah. A single independent arbitrator shall be appointed through the AAA's normal selection procedures. The costs of the arbitration assessed by AAA shall be split evenly among the parties to the dispute regardless of the outcome of the arbitration. The AAA's Commercial Arbitration Rules will govern the proceeding. No attorneys fees or costs of any party may be awarded in the arbitration of any dispute. It is the intent of the parties to resolve disputes without incentive to any party.

         Section 7.9 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

         Section 7.10 Entire Agreement. This Agreement and the other Operative Documents contain the entire agreement among the parties and there can be no modification or variance other than in a separate agreement in writing signed by all parties.

         Section 7.11 Cross Default. A breach or default of this Agreement by either Provider or by Dentist(s) will be deemed a breach or default by both Provider and Dentist(s). A breach or default of this Agreement by either Provider or by Dentist(s) shall be considered a breach or default of the other Operative Documents.

         Section 7.12 Effective Date of Agreement. This Agreement shall become effective on the closing date of the Member Agreement.

SIGNATURE PAGE TO Management Services Agreement

Richard R. Clegg DDS PC                                 Dr. Richard Clegg
-----------------------                                 --------------------
Name of Provider                                        Name of Dentist(s)

Professional Corporation, Utah
Type of legal entity and state of organization
(Any additional notice addresses are on an attached sheet)

--------------------------------------
--------------------------------------
--------------------------------------
Address of Dental Office
(Any additional locations are specified on an attached sheet)

Base Collections (12-Months): $________________      (1-Month): $_______________

Historic Collections (12-Months): $____________

Generalist?  [X]  Specialist? [ ]
            Check one

Effective Date __________________________

Term of Agreement:  5 years                 Termination Date:______________

         IN WITNESS WHEREOF, the parties have executed this Agreement as of

November 17, 2006.
     (date)

                                            DENTAL COOPERATIVE, INC.

                                            By: /s/ Marlon Berrett
                                            ------------------------------------
                                            Name: Marlon Berrett
                                            Title : President

                  "PROVIDER"                Richard R. Clegg DDS PC

                                            By: /s/ Richard R. Clegg
                                            ------------------------------------
                                            Name: Richard R. Clegg
                                            Title: President

                  "DENTIST(S)"              X Richard R. Clegg
                                            ------------------------------------
                                            Dr. Richard Clegg

                                   APPENDIX 1

                   FORM OF PROVIDER'S MONTHLY FINANCIAL REPORT



                      ------------------------------------
                                  (month/year)


Gross Patient Billing:
                                                     -------------------------

Collections:
                                                     -------------------------

Operating Expenses:
     Rent
     Payroll (non-Dentist)
     Supplies
     Lab Fees
     Equipment Leases
     Other
                                                    --------------------------
Total Operating Expenses:
                                                     -------------------------

Net Collections Before Allocations (Margin):

Provider Margin Allocation:
                                                     -------------------------

Dental Cooperative Margin Allocation:
                                                     =========================